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                                                                   Exhibit 10.1

                             BRAZIL FAST FOOD CORP.
                                Av. Brasil, 6431
                                 CEP: 21040-060
                                 Rio de Janeiro
                          Federative Republic of Brazil

March 14, 2001

AIG Latin America Equity Partners, Ltd.
c/o AIG Capital Partners, Inc.
175 Water Street
New York, New York 10038

Ladies and Gentlemen:

Reference is made to that certain Stockholders' Agreement dated as of August 11, 1997 (the "Agreement") among Brazil Fast Food Corp.(the "Company"), AIG Latin America Equity Partners, Ltd. (the "Fund") and the other parties thereto (together with the Company and the Fund, the "Parties"). Capitalized terms not otherwise defined herein shall have the meanings provided in the Agreement.

         The Parties agree to amend the Agreement as follows:

         1. Sections 9(iii) and 9(xi) of the Agreement such that such Sections are deleted in their entirety.

         2. If, at any time, the Fund owns less than 187,500 issued and outstanding shares of Common Stock of the Company (adjusted for any split or other restructuring), the Fund shall remain a member of the Investor Group for so long as it holds shares of Common Stock but the Fund shall no longer be entitled to exercise rights pursuant to Sections 8, 9 and 11 of the Agreement

         3. Until the completion of the audited financial statements of the Company for the Company's fiscal year ending December 31, 2002, the Investor Group shall not exercise any of its rights under Sections 8(C), 9(viii) (with respect to the raising of not more than US$ 15 million in this period), and 11 of the Agreement (collectively, the "Control Rights").

         4. The Company has adopted performance targets, which are set forth on Exhibit A hereto (as the same may be amended pursuant to the following sentence, the "Performance Targets"). The performance targets set forth on Exhibit A shall be subject to renegotiation in good faith by the Fund and the Company if (a) the Brazil SELIC central bank rate exceeds an average of 18% for a continuous period of ninety business days or (b) the real devaluation of the Brazilian currency against the US dollar exceeds 10% over a three month period. Any write-offs required (in the written opinion of the Company's independent auditors) to be taken that relate to accounting issues arising from events occurring prior to the date of this Agreement shall be disregarded in determining whether the Company has met the Performance Targets.

         5. If, as calculated in the audited financial statements for the fiscal year ending December 31, 2002, the Company meets the Performance Targets, the Investor Group's rights under Sections 8(C), 9(viii), and 11 of the Agreement shall immediately expire and shall be of no force and effect.

         6. The Company shall ensure that the Company's current auditor performs an audit of the Company's financial statements as soon as practicable but in any case not later than 90 days after the end of the fiscal year, December 31, 2002. If the Company fails to meet the Performance Targets, the Chief Executive Officer of the Company shall promptly tender his resignation as an officer (but not as a director) of the Company. The Board shall (except as limited by the fiduciary obligations of the members of the Board) adopt the recommendations

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for improving the Company's financial performance proposed by a committee of the
Board which is to be comprised of an equal number of representatives of (a) those investors subscribing to purchase securities of the Company in its private offering commenced in February 2001 (the "February Offering") and (b) the Fund. The rights of the Fund under Section 8(C) of the Agreement suspended pursuant to
Section 3 hereof shall be restored; provided, however, that all decisions with respect to capital raising activities shall be subject to the approval of the committee described in the previous sentence.

         7. In consideration of the suspension and possible expiration of the Control Rights, the Company shall pay to the Fund the sum of U.S. $350,000, as follows: (a) $100,000 shall be paid on March 31, 2001 and (b) the balance of $250,000 shall be paid in equal payments of $35,750 each at the end of each of the following seven fiscal quarters. In addition, the Company shall promptly issue to the Fund a warrant to purchase 35,813 shares of Common Stock of the Company on substantially the same terms and conditions as those warrants proposed to be sold in the February Offering. Additionally, the Company shall amend the warrants to purchase 64,187 shares of Common Stock of the Company now held by the Fund to provide that the exercise price per share thereof shall be the same as the exercise price per share provided in those warrants proposed to be sold in the February Offering.

         8. In the event the cash payments provided in Section 7 hereof are not paid in full within 5 business days of the payment date, the Fund shall be entitled to retain all previous payments and this Agreement shall expire, with the Fund retaining all its original rights under the Agreement.

         9. As further consideration of the suspension and possible expiration of the Control Rights, Omar Carneiro da Cunha, Peter van Voorst Vader, Lawrence Burstein and Jose Ricardo Bosquet Bomeny (collectively, the "Special Sellers) shall enter into an agreement with the Fund granting the Fund the right and option for a period of two years from the date of this Agreement (the "Exercise Period")to purchase from such persons (as among them as such persons shall mutually agree) an aggregate of 40,000 shares of the Company's Common Stock currently owned by the Special Sellers at a price of U.S. $1.50 per share (the "Purchase Price"). The Special Sellers shall agree to place 40,000 shares of the Company's Common Stock into an escrow account to be released (i) to the Fund at any time during the Exercise Period upon payment to the Special Sellers of the Purchase Price and (ii) to the Sellers at the end of the Exercise Period.

         10. This Agreement shall become effective upon the later of (a) the execution hereof by the Company, the Fund and the holders of 66 2/3 % of the Shares then held by the Management Group Stockholders, (b) the execution of the option agreement described in paragraph 8, above, and (c) the closing and funding of the February offering raising at least $1.9 million net of fees to the Company.

         11. Except as otherwise specifically provided herein, the provisions of the Agreement shall remain in full force and effect.

         12. The rights, benefits and obligations of the parties hereunder shall inure to the benefit of and be enforceable by or against their respective heirs, successors, assigns and transferees.

         13. This Agreement shall be governed by and construed in accordance with the law of the State of New York (without giving effect to its principles of conflicts of laws).

         14. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be considered a single instrument.

         15. This Agreement represents the entire agreement among the parties with respect to the subject matter hereof and may not be changed or modified except by an instrument in writing signed by the party to be charged.

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         If the foregoing is accepted, please so indicate by signing this
Agreement in the space provided below.

                                        BRAZIL FAST FOOD CORP.

                                        By:  /s/ Peter van Voorst Vader
                                             -----------------------------------
                                             Name: Peter van Voorst Vader
                                             Title: CEO

March 15, 2001                          AIG LATIN AMERICA EQUITY PARTNERS, LTD.

                                        By:  /s/  Peter Yu
                                             -----------------------------------
                                             Name: Peter Yu
                                             Title: Director

                                       MANAGEMENT GROUP STOCKHOLDERS

March 15, 2001       13,125 shares     /s/ Peter van Voorst Vader
                                       -----------------------------------------
                                       PETER VAN VOORST VADER

March 15, 2001       49,885 shares     /s/  Lawrence Burstein
                                       -----------------------------------------
                                       LAWRENCE BURSTEIN

March 15, 2001        3,125 shares     /s/  Omar Carneiro da Cunha
                                       -----------------------------------------
                                       OMAR CARNEIRO da CUNHA

March 19, 2001        2,778 shares     /s/  Ian S. Barnett
                                       -----------------------------------------
                                       IAN S. BARNETT

March 15, 2001       ______ shares     /s/  Jose Ricardo Bosquet Bomeny
                                       -----------------------------------------
                                       JOSE RICARDO BOSQUET BOMENY

March ___, 2001      ______ shares     -----------------------------------------
                                       JOHN CATTIER

March ___, 2001      ______ shares     -----------------------------------------
                                       BARRY GOLDIN

March ___, 2001      ______ shares     -----------------------------------------
                                       BARRY W. RIDINGS

March 15, 2001      375,000 shares     /s/  Jose Ricardo Bosquet Bomeny
                                       -----------------------------------------
                                       BIGBURGER LTDA.

March 15, 2001      121,687 shares     /s/  Omar Carneiro da Cunha
                                       -----------------------------------------
                                       SEAVIEW VENTURE GROUP

March 15, 2001      106,613 shares     /s/ Peter van Voorst Vader
                                       -----------------------------------------
                                       SHAMPI INVESTMENTS A.E.C.




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                                                                       EXHIBIT A

                                FINANCIAL TARGETS

1. Cumulative EBITDA (as calculated in accordance with Schedule D to the Agreement) of Rs. 15,150,000 for the years ended December 31, 2001 and 2002.

2. Net indebtedness not to exceed Rs. 25,000,000 at December 31, 2002, exclusive of any indebtedness convertible into or exchangeable for shares of the Company's Common Stock. The net debt target will be adjusted and reduced by (i) the amount of net equity raised by the Company after the date hereof (and including the February Offering) (calculated as straight equity raised, less the cost of raising such equity) and (ii) the interest charge associated with any reduction in debt paid through such new equity. Any reductions to the net debt target made pursuant to the previous sentence shall be offset by increasing the debt target by the amount of any capital expenditures that are above the budget approved by the Board of Directors of the Company, if such capital expenditures are approved by the Board of Directors, but in no event shall the net debt target be increased above Rs 25,000,000.